UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))

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☐	Soliciting Material Pursuant to §240.14a-12

AVAGO TECHNOLOGIES LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED MARCH 10, 2015, TO PROXY STATEMENT

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 8, 2015

On February 20, 2015, Avago Technologies Limited filed with the Securities and Exchange Commission and mailed to its shareholders a definitive Proxy Statement (the “Proxy Statement”) for the Company’s 2015 Annual General Meeting of Shareholders (the “2015 AGM”), scheduled to be held on April 8, 2015 at 11:00 a.m. (Pacific Time) at the offices of one of the Company’s subsidiaries at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A. This supplements the Proxy Statement and should be read in conjunction with it.

Unless the context otherwise requires, references in this supplement to “Avago,” “the Company,” “we,” “our,” “us” and similar terms are to Avago Technologies Limited.

Shareholder Advisory Vote on Executive Compensation and Shareholder Outreach.

In our Proxy Statement, we described the shareholder outreach program we undertook in connection with the 2014 Annual General Meeting of Shareholders (the “2014 AGM”), in relation to the non-binding, advisory vote of our shareholders at our 2014 AGM on our executive compensation policies and programs (the “Say-On-Pay Proposal”).

As indicated in the Proxy Statement, prior to the 2014 AGM, we met with shareholders representing over 40% of our then outstanding shares. At our 2014 AGM, shareholders representing 65.1% of the shares represented in person or by proxy at the meeting and entitled to vote on the matter voted in favor of our Say-On-Pay Proposal.

In light of the fact that two of our largest shareholders did not vote in favor of our Say-On-Pay Proposal, in October 2014 we held additional meetings with these holders to further understand their concerns. These shareholders held shares representing, in the aggregate, over 20% of our then outstanding shares and over 65% of the shares voted against our Say-On-Pay Proposal.

As a result of our shareholder outreach program, both before and after our 2014 AGM, we learned that the primary concern of certain of our largest shareholders, in voting on our Say-On-Pay Proposal, was not our executive compensation policies and programs, but a provision in our 2009 Equity Incentive Award Plan (the “2009 Plan”) that provides for an automatic annual increase in the number of shares available for issuance under the 2009 Plan (the “Evergreen Provision”). For each of the last three fiscal years, the amount of this increase has been 6 million shares, representing less than 2.5% of our outstanding shares in each such year.

At the 2014 AGM we had also sought shareholder approval of our proposed Avago Technologies Limited Executive Cash and Equity Incentive Award Plan (the “Proposed Executive Plan”), that would have permitted cash bonuses and certain equity compensation made to senior management to be considered “performance-based compensation” within the meaning of Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and therefore fully deductible by the Company for federal income tax purposes. The Proposed Executive Plan would have been a sub-plan under our existing 2009 Plan and therefore subject to the Evergreen Provision. The Proposed Executive Plan was not approved by shareholders. In our shareholder outreach program, we learned that certain of our large institutional shareholders, while not having significant concerns with our executive pay practices and programs, did object to the Evergreen Provision, and to the Proposed Executive Plan as a result, and would therefore link their votes on the Say-On-Pay Proposal and on the Proposed Executive Plan, resulting in a vote against both proposals.

In response to this shareholder feedback, the Compensation Committee will recommend to the Board that the Evergreen Provision be removed from the 2009 Plan in connection with any future amendment of the 2009 Plan requiring shareholder approval.

THE BOARD OF DIRECTORS CONTINUES TO URGE ALL SHAREHOLDERS TO VOTE “FOR” THE DIRECTOR NOMINEES AND FOR ALL OTHER PROPOSALS IN THE PROXY STATEMENT.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on April 8, 2015:

The notice of meeting, Proxy Statement, annual report to shareholders and supplemental materials are available at http://investors.avagotech.com/phoenix.zhtml?c=203541&p=proxy.